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     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON March 2, 1998.

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

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
[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
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[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                     AMERICAN BANKERS INSURANCE GROUP, INC.
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                (Name of Registrant as Specified in its Charter)

                      AMERICAN INTERNATIONAL GROUP, INC.
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  (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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
        On March 2, 1998, American International Group, Inc. issued the following Press Release:

                [AIG LOGO] AMERICAN INTERNATIONAL GROUP, INC.
                           70 Pine Street New York, NY 10270


NEWS

Contact:   Joe Norton
           AIG Director of Public Relations
           212/770-3144

           Bruce Camacho
           ABI Executive Vice President, Investor Relations
           305/252-7060

                    AIG AND AMERICAN BANKERS INSURANCE GROUP
                             AMEND MERGER AGREEMENT

                      VALUE INCREASED TO $58 PER ABI SHARE

NEW YORK and MIAMI, March 2 - American International Group, Inc. (NYSE:AIG) and American Bankers Insurance Group, Inc. (NYSE:ABI) today announced that they have reached an amended merger agreement between the two companies. The amended agreement calls for AIG to pay $58.00 in stock and cash for each ABI share.

     R. Kirk Landon, Chairman of the Board of ABI, said, "The American Bankers Board of Directors strongly affirms its belief that this merger agreement with AIG is the superior alternative for ABI, our shareholders, policyholders, employees and communities. AIG is a strong, experienced, well-capitalized and well-positioned industry partner for us. There is also no question that our merger with AIG will bring significant opportunities for our company and all our constituencies."

     AIG Chairman M.R. Greenberg commented, "AIG is very pleased to have reached this new agreement with American Bankers, and we look forward to presenting it to the ABI shareholders. AIG's commitment to American Bankers reflects our belief that this is a strategic investment with solid long term prospects. We have tremendous respect for the company and its employees and we continue to believe there are outstanding opportunities for American Bankers to grow and prosper as part of AIG. We reiterate our pledge to keep ABI as a separately managed company within AIG, to provide it with the necessary capital to grow, and to maintain ABI's headquarters in Miami. We look forward to consummating this merger on an expedited basis."

     As a result of this new agreement, ABI and AIG announced that ABI is postponing the two shareholder meetings currently scheduled for March 4 and March 6. The new dates will be March 25 and March 27.

     AIG is the leading U.S.-based international insurance organization and among the largest underwriters of commercial and industrial insurance in the United States. Its member companies write property, casualty, marine, life and financial services insurance in approximately 130 countries and jurisdictions, and are engaged in a range of financial services businesses. American International Group, Inc.'s common stock is listed on the New York Stock Exchange, as well as the stock exchanges in London, Paris, Switzerland and Tokyo.

     American Bankers Insurance Group, Inc. (ABI) concentrates on marketing affordable, specialty insurance products and services through financial institutions, retailers and other entities offering consumer financing as a regular part of their business. ABI, through its insurance subsidiaries, operates in the United States, Canada, Latin America, the Caribbean, and the United Kingdom.